Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, May 6, 2020 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported first quarter 2020 results and announced the steps it is taking to mitigate the impact of COVID-19 on team members, business partners and the local communities in which it operates(1).

“We remain open for business thanks to the dedication and resilience of our 25,000 team members, and we are seeing encouraging increases in sales and new customers at the start of the second quarter,” said Mike George, President and CEO of Qurate Retail. "We experienced significant margin impact from COVID-19 in the first quarter and challenges remain, including a demand shift to lower-margin products and reduced productivity in our fulfillment centers. We continue to assess what this new normal will be. At the same time, we have moved quickly to lean into favorable early second quarter trends, and we will continue to utilize our agile business model to adjust our consumer offerings.”

First quarter operating results:

•	Total Qurate Retail revenue decreased 5% to $2.9 billion
•	Revenue decreased 5% in constant currency(2)
•	eCommerce revenue of $1.7 billion or 59% of total revenue
•	Qurate Retail reported diluted EPS of $(0.05)
•	Adjusted diluted EPS(3) of $0.27
•	QxH revenue decreased 4%
•	QVC International revenue decreased 1%
•	Revenue declined slightly in constant currency
•	Zulily revenue decreased 20%
•	Cornerstone revenue decreased 5%

Corporate updates:

•	Repurchased 50k of Liberty Interactive LLC’s 3.50% MSI exchangeable bonds in the quarter for $49 million

Key responses to COVID-19:

•

Focused on the safety and financial well-being of team members. Qurate Retail shifted all team members who could work from home to do so temporarily;  team members unable to work remote could choose to stay home with partial pay options; increased safety and sanitation protocols at fulfillment centers and live studios;

established an Emergency Assistance Fund for one-time grants to team members most impacted by the pandemic; and offered alternative work arrangements where possible when team members must manage unexpected pressures.

•	Closed retail stores to the public in March while broadcast studios and fulfillment centers remain open.
•

Rapidly adjusted product offerings, merchandising, marketing, and on-air and online programming. Meaningfully improved sales and new customer growth trends across business segments beginning late March in response to changes.

•

Incurred additional costs impacting margins, including appreciation and emergency pay for onsite team members (recently extended through May 31st); relaxation of productivity requirements in fulfillment centers primarily driven by enforcing social distancing; enhanced sanitation protocols; and increased reserves for potentially higher bad debt rates and customer returns.

•	Reduced planned spending, including an anticipated $30 to $50 million reduction in capital spend in 2020; reduced discretionary expenses and hiring where possible.
•

Supported several COVID-19 relief programs, including donating airtime for public service announcements; creating a Small Business Spotlight program across TV, streaming and digital commerce channels to benefit vendors and small retailers; supporting global PPE-making efforts of a community of more than one million artisans; donating to relief programs globally, including Meals on Wheels and No Kid Hungry in the US, the Red Cross in Germany, and the National Emergency Trust in the UK; and creating customer- and team-member matching opportunities.

•	Qurate Retail has ample liquidity and a healthy balance sheet.
•	More information about Qurate Retail’s response to COVID-19 is available in the April 23rd press release and in the Q1 earnings presentation posted to our investor relations website.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2020 to the same period in 2019.

FIRST QUARTER 2020 FINANCIAL RESULTS

(amounts in millions)	1Q19	1Q20	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,857	$1,792	(4)%
QVC International(b)	644	635	(1)%	-%
Zulily	397	316	(20)%
Cornerstone	187	177	(5)%
Total Qurate Retail Revenue	$3,085	$2,920	(5)%	(5)%

Operating Income
QxH	$247	$190	(23)%
QVC International(b)	79	80	1%	2%
Zulily	(13)	(20)	(54)%
Cornerstone	(7)	(11)	(57)%
Unallocated corporate cost(c)	(18)	(8)	56%
Total Qurate Retail Operating Income	$288	$231	(20)%

Adjusted OIBDA
QxH	$352	$293	(17)%
QVC International(b)	101	97	(4)%	(3)%
Zulily	17	2	(88)%
Cornerstone	3	(2)	(167)%
Unallocated corporate cost(c)	(13)	(6)	54%
Total Qurate Retail Adjusted OIBDA	$460	$384	(17)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes QVC Japan, QVC Germany, QVC UK, QVC Italy and QVC France, which terminated its operations on March 13, 2019.
c)

Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment. Approximately half of the unallocated corporate cost in the first quarter of 2019 related to a one-time legal settlement included in adjusted OIBDA.

FIRST QUARTER 2020 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	1Q19	1Q20
Net income (loss)(a)	$55	$(20)
Adjusted net income(b)	$151	$114

Basic weighted average shares outstanding ("WASO")	433	416
Potentially dilutive shares	1	1
Diluted WASO	434	417

GAAP EPS(a)	$0.13	$(0.05)
Adjusted EPS(b)	$0.35	$0.27

a)	Represents net income (loss) and diluted net income (loss) per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH reported revenue declines in all categories in the quarter. In mid-March, when COVID-19 awareness escalated in the US, QxH experienced accelerated declines in sales combined with a shift from higher margin fashion products to lower margin home products. In late March, QxH began to see positive sales and new customer growth as it adjusted its merchandising, programming and marketing to meet customers’ changing needs.

Product margins were essentially flat in the quarter, reflecting gains through February, mostly offset by reductions in March due to COVID-19 related product mix shifts. Gross margins decreased primarily due to higher fulfillment (warehouse and freight) expenses driven by the network optimization initiatives, general freight rate increases and incremental costs related to COVID-19. These factors were partially offset by lower inventory obsolescence expense primarily due to lower inventory levels. Operating income and adjusted OIBDA margin(3) were also impacted by higher incentive compensation accrual, cost for outside services, higher marketing expense and an increase in bad debt reserves in anticipation of risks associated with COVID-19.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 3% versus the Euro and 2% against the British Pound, partially offset by weakening 1% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2020.

QVC International constant currency revenue declined slightly, driven primarily by Germany and the UK partially offset by gains in Japan.

Gross margins decreased, primarily from higher inventory obsolescence and lower product margins, which were partially offset by lower freight costs. Operating income and adjusted OIBDA margin benefited from lower fixed costs. As previously announced, QVC closed its television and digital platforms in France on March 13, 2019, which benefited the first quarter of 2020 due to losses incurred in the prior year. The first quarter of 2019 included $3 million of revenue, $(6) million of operating loss and $(4) million of adjusted OIBDA loss from QVC France.

Zulily

Zulily revenue declined primarily due to lower unit volume driven by a decrease in new customers, as well as an unfavorable supply chain impact from COVID-19. Zulily’s results were also negatively affected by less efficient customer acquisition spend on certain digital marketing channels.

Gross margins decreased, primarily due to lower product margins and increased fulfillment costs. Operating income and adjusted OIBDA margin were also affected by fixed cost deleverage, partially offset by reduced marketing spend.

Cornerstone

Cornerstone revenue decreased mainly due to significant demand weakness in March related to COVID-19. Cornerstone temporarily closed its retail stores on March 19, 2020. Operating income and adjusted OIBDA margin were primarily impacted by sales pressure.

FIRST QUARTER 2020 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q19	1Q20	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	65.0%	66.0%	100	bps
Operating Income Margin (%)	13.3%	10.6%	(270)	bps
Adjusted OIBDA Margin (%)	19.0%	16.4%	(260)	bps
Average Selling Price	$54.48	$53.96	(1)%
Units Sold			(3)%
Return Rate(b)	17.4%	16.6%	(80)	bps
eCommerce Revenue(c)	$1,031	$1,022	(1)%
eCommerce % of Total Revenue	55.5%	57.0%	150	bps
Mobile % of eCommerce Revenue(d)	67.4%	65.3%	(210)	bps
LTM Total Customers(e)	10.9	10.5	(4)%

QVC – International
Cost of Sales % of Revenue	62.6%	63.3%	70	bps
Operating Income Margin (%)	12.3%	12.6%	30	bps
Adjusted OIBDA Margin (%)	15.7%	15.3%	(40)	bps
Average Selling Price			2%		3%
Units Sold			(4)%
eCommerce Revenue(c)	$251	$265	6%		7%
eCommerce % of Total Revenue	39.0%	41.7%	270	bps
Mobile % of eCommerce Revenue(d)	73.5%	73.2%	(30)	bps
LTM Total Customers(e)	4.7	4.6	(2)%

Zulily
Cost of Sales % of Revenue	74.3%	75.9%	160	bps
Operating Income Margin (%)	(3.3)%	(6.3)%	(300)	bps
Adjusted OIBDA Margin (%)	4.3%	0.6%	(370)	bps
Mobile % of Total Orders	74.2%	73.7%	(50)	bps
LTM Total Customers(e)	6.5	5.0	(23)%

Cornerstone
Operating Income Margin (%)	(3.7)%	(6.2)%	(250)	bps
Adjusted OIBDA Margin (%)	1.6%	(1.1)%	(270)	bps
eCommerce Revenue(c)	$135	$123	(9)%
eCommerce % of Total Revenue	72.2%	69.5%	(270)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate over the next three years will be in the range of 15% - 18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Share Repurchases

Qurate Retail did not repurchase shares from February 1, 2020 through April 30, 2020. The remaining repurchase authorization for Qurate Retail is approximately $497 million as of May 1, 2020.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these  headlines and other matters on  Qurate Retail’s earnings conference call which will begin at 8:30  a.m. (E.D.T.) on May 7, 2020.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2019	3/31/2020
Cash and cash equivalents (GAAP)	$673	$555

Indemnification Asset(a)	$202	$180

Debt:
QVC senior notes(b)	$3,875	$4,450
QVC bank credit facility	1,235	525
Total Qurate Retail Group Debt	$5,110	$4,975

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,447	1,417
Corporate Level Debentures	2,238	2,208
Total Qurate Retail, Inc. Debt	$7,348	$7,183
Unamortized discount, fair market value adjustment and deferred loan costs	64	(138)
Total Qurate Retail, Inc. Debt (GAAP)	$7,412	$7,045

QVC, Inc. leverage(d)	2.4x	2.4x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail decreased $118 million in the first quarter as net debt repayment and capital expenditures more than offset cash from operations.    Total debt at Qurate Retail decreased by $165 million in the first quarter primarily due to the partial repayment of QVC’s bank credit facility and the repurchase of a portion of Liberty Interactive LLC’s 3.50% MSI exchangeable bonds, partially offset by the following new debt issuance.  On February 4, 2020 QVC, Inc. issued $575 million of 4.75% senior secured notes due 2027. Net proceeds from the offering were used to repay a portion of the borrowings outstanding under QVC’s credit facility and for general corporate purposes.

Qurate Retail has $2.4 billion of available capacity under its revolving credit facility, which matures in 2023. Qurate Retail does not have any maturity of senior secured notes until 2022 and believes that it will be able to repay these notes with available cash on hand, cash generated from operations, borrowings under its revolving credit facility or through refinancing in the public debt market. Qurate Retail is in compliance with all debt covenants, and QVC, Inc.’s leverage ratio as defined in its credit agreement was 2.4x as of March 31, 2020.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of April 1, 2020, a holder of the Charter exchangeable debentures no longer has the ability to exchange, and accordingly, the indemnification asset was reclassified as a long-term asset as of March 31, 2020. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of March 31, 2020.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30  a.m. (E.D.T.) on May 7, 2020.  The call can be accessed by dialing (800)  458-4121 or (720)  543-0206, passcode 8800238,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects (including results for current and future periods stemming from COVID-19 impacts), Qurate Retail’s estimated ongoing annual tax rate, the impact of COVID-19, market conditions, the indemnification by GCI Liberty, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020,  respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
Qurate Retail, Inc. Operating Income (Loss)	$288	$336	$(727)	$287	$231
Depreciation and amortization	153	158	146	149	142
Stock compensation expense	19	18	17	17	11
Impairment of intangible assets	—	—	1,020	147	—
Operating company level transaction related costs	—	1	—	—	—
Qurate Retail, Inc. Adjusted OIBDA	$460	$513	$456	$600	$384

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC,  Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
QVC
Operating income	$326	$365	$330	$306	$270
Depreciation and amortization	118	124	112	114	114
Stock compensation	9	11	10	9	6
Impairment of intangible assets	—	—	—	147	—
Transaction related costs	—	1	—	—	—
Adjusted OIBDA	$453	$501	$452	$576	$390

QxH Adjusted OIBDA	$352	$395	$346	$443	$293
QVC International Adjusted OIBDA	101	106	106	133	97

Zulily
Operating loss	$(13)	$(23)	$(1,042)	$(13)	$(20)
Depreciation and amortization	26	26	26	26	20
Stock compensation	4	4	4	3	2
Impairment of intangible assets	—	—	1,020	—	—
Adjusted OIBDA	$17	$7	$8	$16	$2

Cornerstone
Operating income (loss)	$(7)	$6	$(5)	$3	$(11)
Depreciation and amortization	9	8	8	9	8
Stock compensation	1	—	1	—	1
Adjusted OIBDA	$3	$14	$4	$12	$(2)

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$55	118	(770)	141	$(20)
Purchase accounting amort., net of deferred tax benefit (a)	34	34	32	33	29
Operating company level transaction related costs, net of tax benefit	—	1	—	—	—
Impairment of intangible assets, net of tax impact	—	—	881	113	—
Non-recurring tax items(b)	—	(34)	—	(11)	—
Mark-to-market adjustments, net(c)	62	87	34	8	105
Adjusted Net Income	$151	$206	$177	$284	$114

Diluted earnings (loss) per share (GAAP)	$0.13	$0.28	$(1.85)	$0.34	$(0.05)
Total adjustments per share, net of tax	0.22	0.20	2.27	0.34	0.32
Adjusted earnings per share	$0.35	$0.48	$0.42	$0.68	$0.27

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Includes impact of US tax reform and other one-time tax items.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2020	2019
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$555	673
Trade and other receivables, net	1,440	1,854
Inventory, net	1,433	1,413
Other current assets	320	636
Total current assets	3,748	4,576
Investments in equity securities	72	76
Property and equipment, net	1,317	1,351
Intangible assets not subject to amortization	9,731	9,744
Intangible assets subject to amortization, net	886	955
Other assets, at cost, net of accumulated amortization	756	603
Total assets	$16,510	17,305
Liabilities and Equity
Current liabilities:
Accounts payable	844	1,091
Accrued liabilities	907	1,173
Current portion of debt	888	1,557
Other current liabilities	174	180
Total current liabilities	2,813	4,001
Long-term debt	6,157	5,855
Deferred income tax liabilities	1,723	1,716
Other liabilities	716	761
Total liabilities	11,409	12,333
Equity	4,972	4,840
Non-controlling interests in equity of subsidiaries	129	132
Total liabilities and equity	$16,510	17,305

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2020	2019
Revenue:
Total revenue, net	$2,920	3,085

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	1,933	2,023
Operating expense	193	196
Selling, general and administrative, including stock-based compensation	421	425
Depreciation and amortization	142	153
	2,689	2,797
Operating income (loss)	231	288

Other income (expense):
Interest expense	(97)	(96)
Share of earnings (losses) of affiliates, net	(36)	(45)
Realized and unrealized gains (losses) on financial instruments, net	(138)	(81)
Other, net	13	(8)
	(258)	(230)
Earnings (loss) before income taxes	(27)	58
Income tax benefit (expense)	18	8
Net earnings (loss)	(9)	66
Less net earnings (loss) attributable to noncontrolling interests	11	11
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$(20)	55

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2020	2019
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(9)	66
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142	153
Stock-based compensation	11	19
Share of (earnings) losses of affiliates, net	36	45
Realized and unrealized gains (losses) on financial instruments, net	138	81
Deferred income tax expense (benefit)	(43)	(31)
Other, net	4	5
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	411	370
Decrease (increase) in inventory	(23)	(86)
Decrease (increase) in prepaid expenses and other assets	62	52
(Decrease) increase in trade accounts payable	(240)	(272)
(Decrease) increase in accrued and other liabilities	(317)	(246)
Net cash provided (used) by operating activities	172	156

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(36)	(43)
Capital expenditures	(45)	(61)
Expenditures for television distribution rights	(1)	(52)
Other investing activities, net	8	(10)
Net cash provided (used) by investing activities	(74)	(166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	743	731
Repayments of debt	(942)	(618)
Repurchases of Qurate Retail common stock	—	(210)
Withholding taxes on net settlements of stock-based compensation	(2)	(6)
Dividends paid to noncontrolling interest	(15)	(22)
Other financing activities, net	6	(6)
Net cash provided (used) by financing activities	(210)	(131)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(6)	(4)
Net increase (decrease) in cash, cash equivalents and restricted cash	(118)	(145)
Cash, cash equivalents and restricted cash at beginning of period	681	660
Cash, cash equivalents and restricted cash at end period	$563	515